Exhibit 99.1

August 29, 2014

BankGuam Holding Company

Declares 3rd Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share at its Board’s regular meeting held on Monday, August 25, 2014. The dividend will be paid on September 30, 2014, to shareholders of record as of September 15, 2014.

BankGuamHolding Company President and Chair of the Board, Lou A. Leon Guerrero stated, “The continuing strength and solid performance of Bank of Guam® has allowed us to pay dividends to our shareholders, as we have every quarter since 1976.”

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273